Exhibit 99.1
FOR IMMEDIATE RELEASE

Balchem Corporation Announces Fourth Quarter 2010 Results

New Hampton, NY, February 28, 2011 – Balchem Corporation (NASDAQ: BCPC)
reported as follows for the period ended December 31, 2010.
($000 Omitted Except for Net Earnings per Common Share)

For the Three Months Ended December 31,

	2010	2009
	Unaudited
Net sales	$69,800	$59,184
Gross margin	21,274	16,957
Operating expenses	7,457	6,196
Earnings from operations	13,817	10,761
Other income	157	49
Earnings before income tax expense	13,974	10,810
Income tax expense	4,558	3,844
Net earnings	$9,416	$6,966

Basic net earnings per common share	$0.33	$0.25
Diluted net earnings per common share	$0.31	$0.24

Shares used in the calculation of diluted net earnings per common share	29,938	29,224

For the Twelve Months Ended December 31,

	2010	2009
	Unaudited
Net sales	$255,071	$219,438
Gross margin	78,037	66,958
Operating expenses	28,267	26,299
Earnings from operations	49,770	40,659
Other income (expense)	361	(57)
Earnings before income tax expense	50,131	40,602
Income tax expense	16,854	13,817
Net earnings	$33,277	$26,785

Basic net earnings per common share	$1.19	$0.98
Diluted net earnings per common share	$1.12	$0.93

Shares used in the calculation of diluted net earnings per common share	29,621	28,874

New Record Quarterly and Annual Results for Sales and Earnings

Record net sales of $69.8 million were achieved for the quarter ended December 31, 2010, as all three business segments set new quarterly sales records.  This is an increase of 17.9% above the $59.2 million result of the prior year comparative quarter. Correspondingly, record net earnings were achieved for the quarter of $9.4 million, an increase of $2.5 million, or 35.2% as compared with the same period last year. The $9.4 million generated diluted net earnings of $0.31 per common share versus $0.24 per common share for the prior year comparable period, an increase of 29.2%.

Detailing this fourth quarter of 2010, sales of the Food, Pharma & Nutrition segment were a record $10.7 million, which was a 14.7% improvement over the prior year comparable quarter. The domestic and international food sectors continued solid double digit growth of encapsulated ingredients for baking, prepared food, preservation and confection markets. We also realized double digit growth in sales of our human choline and VitaShure® products for nutritional enhancement.  These positive results were partially offset by a decline in sales of our calcium carbonate products. Earnings from operations for this segment were a fourth quarter record of $2.5 million, as compared to $1.4 million in the prior year comparable quarter, with gross margin levels improving, largely due to a 12.8% improvement in sales volume as well as improved product mix.

The Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative product sales, totaled a record $47.5 million, an increase of 17.5%, or $7.1 million from the prior year comparable quarter. Our global feed grade choline product sales were up modestly from the prior year quarter, even as we allowed exports of liquid and dry choline to decline slightly due to currency issues in combination with global competition. However, we did experience a 9.2% increase on a sequential quarterly basis, as data from USDA's Broiler Hatchery report, which tracks the number of broiler chicks placed and eggs set, points toward continued gains in both, forecasting even higher in early 2011. Comparative sales statistics in this segment were also negatively impacted by approximately 1.9% due to foreign currency fluctuation associated with the European operation. The ANH specialty ingredients, largely targeted to the ruminant and companion animal markets, realized approximately 28% sales growth from the prior year comparable quarter, as certain regional improvement in dairy economics supported greater demand for these products. Particularly strong were sales of Reashure® choline, chelated minerals and Aminoshure-L®, our rumen protected lysine.  Sales of industrial grade products again realized significant growth from the prior year comparable quarter, comprising approximately 26% of the sales in this segment for the quarter. This improvement came from sales of various choline and choline derivatives for industrial applications, notably from natural gas fracking as well as intermediate sales of our Italian- produced methylamines.  Earnings from operations for the entire ANH segment increased to a new quarterly record of $6.8 million as compared to $5.9 million in the prior year comparable quarter.  This quarterly earnings result particularly reflects favorable operating efficiencies due to an overall 14% volume improvement in sales.

The ARC Specialty Products segment generated record quarterly sales of $11.5 million, an increase of 23.2% from the comparable prior year quarter. This increase was principally the result of strong sales of ethylene oxide for medical device sterilization and increased volumes of propylene oxide in support of the recent acquisition of Aberco, Inc., which targets nut meat and spice fumigation. Record earnings from operations for this segment, at $4.6 million improved 33.0% from the prior year comparable quarter. These results reflect modest price increases, implemented during the year to help off-set certain raw material cost increases, improved operating efficiencies due to volume, and a favorable product mix.

Consolidated gross margin for the quarter ended December 31, 2010 improved to $21.3 million, as compared to $17.0 million for the prior year comparable period as margin percentage increased to 30.5% of sales as compared to 28.7% in the prior year comparative period. The $4.3 million increase was principally a result of a 14% increase in sales volumes. We continue to leverage our plant capabilities, driving efficiencies from core volume growth, new product launches of our human and animal health specialty products into both the domestic and international markets, as well as capitalizing logistically on our varied choline production capabilities. We are also making strategic investments in our manufacturing facilities as required to keep pace with the growing demand for certain products. Operating (Selling, R&D, and General and Administrative) expenses at $7.5 million were up 20% from the prior year comparable quarter, particularly related to an increase of employee headcount, other payroll related expenses, recruiting and consultancy fees, but were only up 3% sequentially.

For the twelve months ended December 31, 2010, consolidated net sales increased 16.2% to a record $255.1 million versus the $219.4 million in the comparable prior year period, with all three segments contributing double digit growth. Record net earnings increased 24.2% to $33.3 million, generating $1.12 per diluted share, versus net earnings of $26.8 million, or $0.93 per diluted share, in the prior year comparable period, reflecting an earnings per share improvement of 20.4%.

The company continues to maintain a healthy balance sheet with diligent working capital controls, particularly effective inventory and accounts receivable management, and realized $100 million in net working capital on December 31, 2010.  Our cash balance of $77.3 million at year end, up from $46.4 million at December 31, 2009, reflects strong cash flows net of $12.2 million for capital expenditures and the previously noted Aberco acquisition in June.

Commenting on 2010, Dino A. Rossi, Chairman, President and CEO of Balchem said, “These record setting fourth quarter sales and earnings results clearly reflect strong performances from all of Balchem’s segments. Our evolving, diversified base of businesses, continue to strategically leverage cross-business integration capabilities, in support of organic, new product line extensions, and acquisition growth, leading to exceptional results. Growing global presence, though tempered somewhat by unfavorable currency fluctuations, continued to fuel solid operating margins and cash flow.  While raw material costs in the quarter had a slight negative impact on certain segments sequentially, we aggressively managed the controllable factors to deliver quality and product value to our customer base.

With signs of improving global economies, the markets we serve do reflect ongoing volatility, but we believe 2011 will continue to be a year of solid improvements in sales and earnings, meeting our strategic organic growth objectives for the year. We will continue to de-bottleneck/expand certain production capabilities, leverage existing production and logistic sites, and invest in new commercial technology to support our business platforms.  Research resources are focused on developing new, innovative products for each of our business segments. We expect improved results in the food & nutrition sectors, and strong double digit growth in ANH Specialties and industrial choline derivatives. The ARC Specialty Products segment should improve based on revenue growth from its current base, as well as the development of new market opportunities for packaged gases. Our strong balance sheet and noted diversified revenue base continue to provide us with a projection of financial strength, and flexibility, to capitalize on organic and strategic opportunities to create superior returns in 2011.”

Quarterly Conference Call
A quarterly conference call will be held on Monday, February 28 at 11:00 AM Eastern Time (ET) to review fourth quarter 2010 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Thursday, March 3, 2011. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #367145. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2009. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Selected Unaudited Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
ARC Specialty Products	$11,537	$9,362	$42,239	$36,368
Food, Pharma & Nutrition	10,749	9,373	41,994	35,407
Animal Nutrition & Health	47,514	40,449	170,838	147,663
Total	$69,800	$59,184	$255,071	$219,438

Business Segment Earnings:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
ARC Specialty Products	$4,559	$3,428	$15,944	$14,250
Food, Pharma & Nutrition	2,450	1,445	9,748	5,029
Animal Nutrition & Health	6,808	5,888	24,078	21,380
Interest and other income (expense)	157	49	361	(57)
Total	$13,974	$10,810	$50,131	$40,602

Selected Balance Sheet Items
	December 31,	December 31,
	2010	2009
Cash and Cash Equivalents	$77,253	$46,432
Accounts Receivable	32,050	29,149
Inventories	15,720	13,965
Other Current Assets	4,629	3,466
Total Current Assets	129,652	93,012

Property, Plant, & Equipment (net)	43,388	41,579
Other Assets	55,584	53,222
Total Assets	$228,624	$187,813

Current Liabilities	$29,508	$33,815
Long-Term Obligations	11,649	6,855
Total Liabilities	41,157	40,670

Stockholders' Equity	187,467	147,143

Total Liabilities and Stockholders' Equity	$228,624	$187,813